Exhibit 10.1
AMENDMENT NO. 1
TO THE
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO THE EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment No. 1”) is made and entered as of the 3rd day of March, 2021, by and between cbdMD, Inc., a North Carolina corporation whose principal place of business is 8845 Red Oak Boulevard, Charlotte, NC 28217 (the “Corporation”) and T. Ronan Kennedy, an individual whose address is 2713 Full Circle, Raleigh, NC 27613 (the “Executive”).

RECITALS

WHEREAS, the Corporation and the Executive are parties to that certain Executive Employment Agreement effective October 1, 2021 (the “Agreement”).

WHEREAS, the parties desire to amend a section of the Agreement as hereinafter set forth to appoint the Executive as Chief Operating Officer in addition to Chief Financial Officer.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Corporation and the Executive do hereby agree as follows:

1.           Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2.           Amendment to Section 3(a) of the Employment Agreement. Section 3(a) of the Agreement is hereby amended to provide that the Executive shall also serve as the Corporation’s Chief Operating Officer during the Term of the Agreement. The Executive shall not be entitled to any additional compensation in connection with the appointment of him to such additional office.

3.           No Other Revisions; Defined Terms. Except as set forth herein, all other terms and conditions of the Agreement remain in full force and effect. All terms not otherwise defined herein shall have the same meaning as in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the day and date first above written.

cbdMD, Inc.

By:	/s/ Martin A. Sumichrast
Martin A. Sumichrast
co-Chief Executive Officer

/s/ T. Ronan Kennedy
T. Ronan Kennedy